Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income increased by $142, or 6.9%, to $2.2 million for the first nine months of the 2015 fiscal year from the same period last year
•	Total loans increased by an annualized 3.7% and assets increased by an annualized 6.7% during the nine months ended March 31, 2015
•	Non-performing loans declined to 0.28% of total loans at March 31, 2015 from 0.87% at June 30, 2014

Minerva, Ohio— April 24, 2015 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $632 thousand for the third fiscal quarter of 2015, a decrease of $46 thousand, or 6.8%, from the same period last year and a decrease of $176 thousand from the previous quarter of December 31, 2014. Earnings per share for the third fiscal quarter of 2015 were $0.23 compared to $0.25 for the same period last year.

For the nine months ended March 31, 2015, net income was $2.2 million compared to $2.1 million for the same period last year. Fiscal year-to-date net income per share was $0.80 compared to $0.76 for the same period last year. Return on average assets and return on average equity for the nine months ended March 31, 2015 were 0.75% and 7.11% compared to 0.75% and 7.27%, respectively, for the same period last year.

Assets at March 31, 2015 totaled $401.6 million, an increase of $19.2 million, or an annualized 6.7%, from June 30, 2014. Loans increased by $6.2 million, available-for-sale and held-to-maturity securities increased by $2.5 million and deposits increased by $16.9 million. The increase in deposits is primarily from new business and public fund customer relationships stemming from increased successful calling efforts.

Ralph J. Lober, President and Chief Executive Officer, stated, “Increases in noninterest income and balance sheet growth have offset the margin compression which we continue to experience. We expect the new business lending center in Stow, Ohio and expanded calling efforts throughout our markets to provide consistent commercial loan and deposit growth as well as noninterest income opportunities. Our business development efforts encompass Stark, Carroll, Columbiana, Summit, Portage, and Cuyahoga counties. We are making strategic investments in experienced sales professionals that we expect will positively affect future performance. In addition, improved sales processes are resulting in increased cross-departmental referral activity.”

Net interest income for the third fiscal quarter of 2015 increased by $123 thousand compared to the same period last year, with interest income increasing by $112 thousand and interest expense decreasing by $11 thousand. The net interest margin was 3.79% for the current quarter ended March 31, 2015 and for the previous quarter ended December 31, 2014 and was 3.89% for the same period last year. The Corporation’s yield on average interest-earning assets was 4.05% for the three months ended March 31, 2015, a decline from 4.17% for the same period last year. The Corporation’s cost of funds decreased to 0.35% for the three months ended March 31, 2015 from 0.38% for the same period last year.

Other income increased by $9 thousand, or 1.4%, to $648 thousand for the third quarter of fiscal year 2015 compared with $639 thousand for the same period last year. Gains from the sale of mortgage loans increased to $43 thousand, or by $9 thousand, from the same period last year.

Other expenses increased $106 thousand, or 3.5%, for the third fiscal quarter of 2015 from the same period last year. The increase in other expenses is primarily the result of higher salary and benefit expenses and occupancy expenses.

Non-performing loans were $0.7 million at March 31, 2015, compared with $2.0 million at June 30, 2014 and $1.1 million at December 31, 2014. Non-performing loans decreased from June 30, 2014 as a result of receiving proceeds from the sale of a portion of the collateral securing a commercial real estate credit. As a result of the decrease in non-performing loans, the allowance for loan losses as a percentage of non-performing loans increased to 370.8% at March 31, 2015 compared with 122.7% at March 31, 2014. The allowance for loan losses as a percent of total loans at March 31, 2015 was 1.05% and annualized net charge-offs to total loans were 0.11% for the nine month period ended March 31, 2015 compared with a net charge-off ratio of 0.20% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Carroll, Columbiana, Stark and Summit counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
Total interest income	$3,534	$3,422	$10,652	$10,121
Total interest expense	233	244	715	745
Net interest income	3,301	3,178	9,937	9,376
Provision for loan losses	90	—	214	168
Other income	648	639	2,232	2,071
Other expenses	3,100	2,994	9,233	8,767
Income before income taxes	759	823	2,722	2,512
Income tax expense	127	145	526	458
Net income	$632	$678	$2,196	$2,054
Basic and diluted earnings per share	$0.23	$0.25	$0.80	$0.76

Consolidated Statements of Financial Condition	March 31, 2015	June 30, 2014	March 31, 2014
Assets
Cash and cash equivalents	$15,911	$11,125	$12,988
Certificates of deposit in other financial institutions	4,217	2,703	2,948
Securities, available-for-sale	128,220	126,393	124,476
Securities, held-to-maturity	3,690	3,000	3,000
Federal bank and other restricted stocks, at cost	1,396	1,396	1,186
Loans held for sale	583	559	511
Total loans	231,207	224,966	217,933
Less: allowance for loan losses	2,425	2,405	2,337
Net loans	228,782	222,561	215,596
Other assets	18,842	14,740	15,048
Total assets	$401,641	$382,477	$375,753
Liabilities and Shareholders’ Equity
Deposits	$330,819	$313,897	$309,656
Other interest-bearing liabilities	25,443	25,785	24,752
Other liabilities	3,405	2,592	2,452
Total liabilities	359,667	342,274	336,860
Shareholders’ equity	41,974	40,203	38,893
Total liabilities and shareholders’ equity	$401,641	$382,477	$375,753

	At or For the Nine Month Period Ended
Performance Ratios:	March 31, 2015	March 31, 2014
Return on Average Assets (Annualized)	0.75%	0.75%
Return on Average Equity (Annualized)	7.11	7.27
Average Equity to Average Assets	10.51	10.36
Net Interest Margin (Fully Tax Equivalent)	3.79	3.85

Market Data:
Book Value to Common Share	$15.37	$14.28
Dividends Paid per Common Share (YTD)	0.36	0.36
Period End Common Shares	2,731,612	2,724,278

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.11%	0.20%
Non-performing Assets to Total Assets	0.18	0.51
ALLL to Total Loans	1.05	1.07